Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 25, 2014 on our audits of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”)  and its former parent and predecessor by merger, Air Industries Group, Inc. and Subsidiaries (the “Predecessor”) as of and for the years ended December 31, 2013 and 2012, respectively, which report was included in the Annual Report on Form 10-K of the Company filed March 25, 2014 in the Company’s Registration Statements on Form S-3 (Registration No. 333-191748) and Form S-8 (Registration No. 333- 191560).

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
March 25, 2014